UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material Pursuant to §240.14a-12

Miller Industries, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS
TO BE HELD MAY 27, 2022

The annual meeting of shareholders of Miller Industries, Inc. (the “Company”) will be held at 9:00 a.m. (Eastern Time), on Friday, May 27, 2022, at the Hilton Garden Inn Hotel, 879 College Drive, Dalton, Georgia 30720*, for the following purposes:

1.	to elect seven directors to hold office until the annual meeting of shareholders in 2023, or until their successors are duly elected and qualified;
2.	to approve, by non-binding advisory vote, the compensation of the Company’s named executive officers; and
3.	to consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 5, 2022 are entitled to notice of and to vote at the annual meeting. Your attention is directed to the proxy statement accompanying this notice for a complete statement regarding matters to be acted upon at the annual meeting.

*We intend to hold our annual meeting in person. However, we are continuing to monitor developments relating to the COVID-19 pandemic. Accordingly, we reserve the right to reconsider the date, time, location and/or means of convening the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on the date, time, location and how to participate in the meeting will be issued by press release, posted on our website, and filed with the SEC as additional proxy material. As always, we encourage you to vote your shares prior to the annual meeting.

By order of the Board of Directors,

/s/ Frank Madonia

Frank Madonia
Executive Vice President, Secretary and General Counsel

Ooltewah, Tennessee
April 14, 2022

We hope you will be able to attend the annual meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope, or submit your proxy by Internet or telephone as described on the enclosed proxy card. You may revoke your proxy at any time before it is voted.

PROXY STATEMENT

MILLER INDUSTRIES, INC.
8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2022

GENERAL

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Miller Industries, Inc. (the “Company” or “Miller Industries”) for use at the Company’s 2022 annual meeting of shareholders (the “Annual Meeting”) to be held at the Hilton Garden Inn Hotel, 879 College Drive, Dalton, Georgia 30720*, on Friday, May 27, 2022, at 9:00 a.m. (Eastern Time), and any adjournments or postponements thereof. It is anticipated that this proxy statement and the accompanying proxy card will first be mailed to shareholders on or about April 18, 2022.

Only holders of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on April 5, 2022 are entitled to notice of and to vote at the Annual Meeting. On such date, the Company had issued and outstanding 11,410,728 shares of Common Stock. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting.

*We intend to hold our annual meeting in person. However, we are continuing to monitor developments relating to the COVID-19 pandemic. Accordingly, we reserve the right to reconsider the date, time, location and/or means of convening the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on the date, time, location and how to participate in the meeting will be issued by press release, posted on our website, and filed with the SEC as additional proxy material. As always, we encourage you to vote your shares prior to the annual meeting.

VOTING PROCEDURES

A majority of shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be counted for the purpose of determining a quorum.  Each outstanding share of Common Stock is entitled to one vote.

Our bylaws were amended by our Board in 2019 to provide a majority voting standard for the election of directors in an uncontested election, such as this election. Accordingly, for Proposal 1 to elect seven directors to our Board, a director nominee must receive a greater number of votes cast “for” such director nominee than votes cast “against” such director nominee to be elected. Our Board has adopted a policy governing what will occur in the event that a director does not receive a majority of the votes cast. Additional information concerning our policy for the election of directors is set forth under the heading “Majority Voting in Uncontested Director Elections.”

Proposal 2, to approve, by non-binding advisory vote, the compensation of the Company’s named executive officers, will be approved if the number of votes cast “for” such proposal exceeds those cast “against” it. Proposal 2 is advisory and therefore is not binding on us, our Board or our Compensation Committee.

For all proposals in this proxy statement, abstentions are not considered “votes cast” and, therefore, will not have an effect on the results of the votes on any proposals in this proxy statement.

Broker non-votes are not considered “votes cast” and, therefore, will not have an effect on the results of the vote with respect to any proposal in this proxy statement. A broker non-vote occurs when a proxy received from a broker or other nominee holding shares on behalf of a client does not contain voting instructions on a non-routine matter because the broker or nominee has not received specific voting instructions from the client with respect to such non-routine matter. The proposals in this proxy statement are non-routine matters and accordingly the brokerage firm cannot vote your shares on those proposals without your instructions.

If you hold shares of Common Stock in your own name as holder of record as of the close of business on April 5, 2022, then you may give a proxy to be voted at the Annual Meeting in any of the following ways: (i) over the telephone by calling a toll-free number; (ii) electronically, using the Internet; or (iii) by completing, signing and mailing the enclosed printed proxy card. If you are a shareholder of record and would like to submit your proxy vote by telephone or Internet, you should refer to the specific instructions provided on the enclosed proxy card. If you are a shareholder of record and wish to submit your proxy by mail, you should sign and return the proxy card in accordance with the instructions thereon prior to the Annual Meeting. Additionally, a holder of record may vote in person by completing a ballot at the Annual Meeting. Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold shares of Common Stock through a broker or other nominee (i.e., in “street name”), the broker or nominee should provide instructions on how you may instruct the broker or other nominee to vote those shares on your behalf.

A shareholder of record who votes over the Internet or by telephone may revoke the proxy by: (i) attending the Annual Meeting, notifying the Secretary of the Company (or his delegate), and voting in person; or (ii) voting again over the Internet or by telephone by no later than 11:59 p.m. (Eastern time) on May 26, 2022. A shareholder of record who signs and returns a proxy may revoke such shareholder’s proxy at any time before it has been exercised by: (i) attending the Annual Meeting, notifying the Secretary of the Company (or his delegate), and voting in person; (ii) filing with the Secretary of the Company a written revocation; or (iii) executing and delivering a timely and valid proxy bearing a later date. Unless revoked, where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such choice. If no choice is specified, such shares will be voted in accordance with the Board’s recommendations on the proposals in this proxy statement, as set forth below, and in the discretion of the proxy holders on any other matter that may properly come before the meeting. If you hold shares of Common Stock in street name you must follow the instructions given by your broker or nominee to change your voting instructions.

The Board of Directors recommends that you vote your shares of Common Stock as follows:

●	FOR the election of each of the seven director nominees named in this proxy statement; and
●	FOR the approval on an advisory basis of the compensation of the Company’s named executive officers.

The Board of Directors has designated William G. Miller, William G. Miller II and Frank Madonia, and each or any of them, to vote on its behalf the proxies being solicited hereby. The Board of Directors knows of no matters which are to be brought to a vote at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Company posted materials related to the Annual Meeting on the Internet. The following materials are available on the Internet at www.millerind.com through the “Investors Relations” link:

●	this proxy statement for the Annual Meeting; and
●	the Company’s 2021 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, other than the exhibits thereto).

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

Pursuant to the Company’s charter and bylaws, the Board of Directors has fixed the number of directors at seven. The members of the Board of Directors comprise a single class, and at each annual meeting of shareholders all directors are elected. The directors elected at the Annual Meeting will serve until the annual meeting of shareholders in 2023, or until their successors are duly elected and qualified. The Board of Directors may fill directorships resulting from vacancies, and may increase or decrease the number of directors to as many as fifteen or as few as three. Executive officers are appointed annually and serve at the discretion of the Board of Directors.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Theodore H. Ashford III, A. Russell Chandler III, William G. Miller, William G. Miller II, Richard H. Roberts, Leigh Walton and Deborah L. Whitmire, all seven of the current members of the Board of Directors, for election as directors at the Annual Meeting. See “Corporate Governance – Director Nominations” below for a discussion of factors considered by the Nominating Committee in arriving at its recommendations. Each such nominee has consented to be named herein and to serve as a director, if elected.

Unless contrary instructions are received, shares of Common Stock represented by duly executed proxies will be voted in favor of the election of each of the seven nominees named above to constitute the entire Board of Directors. The Board of Directors has no reason to expect that any nominee will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

In an uncontested election of directors, such as this election, our bylaws require our directors to be elected by a majority of the votes cast with respect to that nominee. A "majority of the votes cast" means that the number of shares voted "for" a director's election exceeds the number of shares voted “against” that director's election. Abstentions do not count as a vote “for” or “against” a director. In a contested election, which is an election where the number of nominees for director exceeds the number of directors to be elected, the nominees are elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors.

Information concerning the nominees for election, based on data furnished by them, is set forth below. The Board of Directors has determined that Messrs. Ashford, Chandler and Roberts and Ms. Walton are independent directors under the listing standards of the New York Stock Exchange (“NYSE”).

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES.

Information Regarding Director Nominees

Name of Director Nominee	Background Information
Theodore H. Ashford III

Mr. Ashford, 58, has served as a director of the Company since April 2010. Mr. Ashford has served as Chief Executive Officer of Ashford Capital Management, Inc. (“ACM”) since October 2011.  He has also served as Chief Investment Officer since 2007 and President since 2001 of ACM.  From 1994 to 2001, Mr. Ashford served as an investment analyst for Ashford Capital Management, Inc. Prior to 1994, Mr. Ashford worked for International Management Group.

Mr. Ashford’s management experience brings valuable operations and leadership expertise to the Board of Directors. Additionally, Mr. Ashford has experience analyzing companies for investment purposes, including extensive international travel evaluating companies and markets around the world. Such investment advisory experience and financial analysis skills bring beneficial financial experience and a broad global perspective to the Board of Directors.

A. Russell Chandler III

Mr. Chandler, 77, has served as a director of the Company since April 1994. He is founder and Chairman of Whitehall Group Ltd., a private investment firm based in Atlanta, Georgia. Mr. Chandler has served as a director of CoreCard Corporation (NYSE: CCRD), a publicly traded provider of credit technology solutions and processing services to the financial technology and services market, since 2017. In 2010, Mr. Chandler formed an investor group to acquire a controlling interest in an Israeli company, Precyse Technologies Inc., which was relocated to Atlanta, Georgia. Mr. Chandler served as Chairman of Precyse Technologies Inc. from 2010 until April 2015 and as its Chief Executive Officer from May 2013 until April 2015. Mr. Chandler served as Chairman of Datapath, Inc., a company that built mobile communications trailers for military application, from October 2004 until June 2006 and he served as the Mayor of the Olympic Village for the Atlanta Committee for the Olympic Games from 1990 through August 1996. From 1987 to 1993, he served as Chairman of United Plastic Films, Inc., a manufacturer and distributor of plastic bags. He founded Qualicare, Inc., a hospital management company, in 1972 and served as its President and Chief Executive Officer until its sale in 1983.

Mr. Chandler has founded and successfully managed several companies. He also has extensive experience in analyzing businesses for the purpose of making investments. Mr. Chandler’s more than forty-five years of experience as a Chairman and/or Chief Executive Officer at various companies, including, among others, a private investment firm which he founded, brings key leadership, financial and operational experience to the Board of Directors.

Name of Director Nominee	Background Information
William G. Miller

Mr. Miller, 75, has served as Chairman of the Board since founding the company in April 1994. Mr. Miller served as Co-Chief Executive Officer of the Company from October 2003 to March 2011, and Chief Executive Officer of the Company from April 1994 until June 1997. In June 1997, he was named Co-Chief Executive Officer, a title he shared with Jeffrey I. Badgley until November 1997. Mr. Miller also served as President of the Company from April 1994 to June 1996. He served as Chairman of Miller Group, Inc. from August 1990 through May 1994, as its President from August 1990 to March 1993, and as its Chief Executive Officer from March 1993 until May 1994. Prior to 1987, Mr. Miller served in various management positions for Bendix Corporation, Neptune International Corporation, Wheelabrator-Frye Inc. and The Signal Companies, Inc. Mr. Miller is the father of William G. Miller II, the Company’s President and Chief Executive Officer and a director.

As Chairman and founder of the Company and with over thirty years of experience with the Company, Mr. Miller has a deep knowledge and understanding of the Company, its operating companies and its line of business and brings that knowledge and understanding to the Board of Directors. Additionally, Mr. Miller’s experience in leadership positions at various companies prior to founding the Company brings valuable leadership expertise to the Board of Directors.

William G. Miller II

Mr. Miller II, 43, has served as a director of the Company since May 2014, and President and Chief Executive Officer since March 2022, after serving as Co-Chief Executive Officer from December 2013 to March 2022, President from March 2011 to March 2022, and Southeast Regional Vice President of Sales of Miller Industries Towing Equipment Inc. from November 2009 to February 2011. Prior to that time, Mr. Miller II served as Vice President of Strategic Planning of the Company from October 2007 until November 2009. He was instrumental in the development and construction of the Company’s Light Duty wrecker facility and then served as the General Manager of the Light Duty Product Line and facility from 2004 to 2007, and led the project to manufacture Datapath satellite trailers for military applications from 2003 to 2005. Prior to that, he served as a district sales manager for Miller Industries Towing Equipment Inc. from 2002. Mr. Miller II is the son of William G. Miller, the Company’s Chairman of the Board.

As Chief Executive Officer and President of the Company and with over nineteen years of experience in a variety of positions with the Company, Mr. Miller II brings important management perspective from his effective leadership of the Company’s executive team, contributes valuable insight into the strategic direction of the Company and provides essential guidance to the Board of Directors based on his intimate knowledge of the business and day-to-day operations of the Company.

Name of Director Nominee	Background Information
Richard H. Roberts

Mr. Roberts, 67, has served as a director of the Company since April 1994. Mr. Roberts has served as a director of Forward Air Corporation (NASDAQ: FWRD), a publicly traded freight and logistics company, since March 2021. In January 2011, Mr. Roberts was appointed to the position of Commissioner of the Department of Revenue of the State of Tennessee and served as Commissioner until December 2016. As Commissioner, Mr. Roberts streamlined the department’s operations, and initiated and oversaw the selection and implementation of a new comprehensive tax collection system. From August 2007 until February 2008, Mr. Roberts served as the Chief Financial Officer of Friends of Fred Thompson, Inc. Mr. Roberts served as Senior Vice President and Secretary of Landair Transport, Inc. from July 1994 to April 2003, while serving as Senior Vice President, General Counsel and Secretary of Forward Air Corporation during the same time period. From May 1995 until May 2002, Mr. Roberts served as a director of Forward Air Corporation. Mr. Roberts also was a director of Landair Corporation from September 1998 until February 2003. Mr. Roberts entered into the private practice of law in 1985 with Baker, Worthington, Crossley and Stansberry, Washington, D.C. and Nashville, Tennessee.

Mr. Roberts’ experience as a corporate attorney and an executive officer and general counsel of two public companies brings extensive legal, operational and public company finance experience to the Board of Directors. Through his former position as Commissioner of the Department of Revenue of the State of Tennessee, Mr. Roberts brings leadership experience and a thorough and insightful perspective to a wide range of financial, regulatory and risk management issues. Additionally, Mr. Roberts’ experience on the Board of Directors of companies in other industries further demonstrates his leadership capability and broad knowledge of financial and operational issues that companies face.

Leigh Walton

Ms. Walton, 71, has served as a director of the Company since February 2020. Ms. Walton, a partner at Bass, Berry & Sims PLC, has more than 40 years of experience advising public companies in the areas of corporate governance, mergers and acquisitions, private equity transactions and securities offerings. Ms. Walton served for three years as the chair of the American Bar Association’s Mergers & Acquisitions Committee, an organization with over 5,000 members in 40 countries. In September 2019, Ms. Walton was also elected as a member of the American College of Governance Counsel, a professional, educational, and honorary association of lawyers widely recognized for their achievements in the field of corporate governance.

Ms. Walton brings substantial experience to the Board in the areas of corporate finance and corporate governance through her extensive tenure practicing law in those areas. She also has extensive background in public company board responsibilities, processes and dynamics through her service as an advisor to numerous public company boards over many years.

Name of Director Nominee	Background Information
Deborah L. Whitmire

Ms. Whitmire, 56, has served as a director of the Company since February 2020. Ms. Whitmire has been employed by the Company since 1996. She has served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since January 2017, after serving as the Company’s Vice President and Corporate Controller from January 2014 to December 2016. Prior to that time, she served in various finance and accounting positions with Miller Industries Towing Equipment Inc. from October 1996 to January 2014.

Ms. Whitmire has provided valuable expertise and leadership as a seasoned member of the Company’s executive team and is a significant asset to the Board, providing insights into the Company’s operations and an in-depth understanding of the Company’s financial condition, opportunities and challenges on a current and historical basis.

CORPORATE GOVERNANCE

Director Nominations

The Nominating Committee and the Board of Directors are committed to ensuring that the Board is comprised of a highly capable group of directors who collectively provide a significant breadth of experience, knowledge and ability to effectively represent the interest of shareholders, enhance shareholder value and reflect our corporate values of integrity, honesty and adherence to high ethical standards.

The Nominating Committee considers qualifications and characteristics that it deems appropriate to further this commitment when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, high personal and professional ethics, business experience, education and professional background, accounting and financial expertise, sound business judgment, an understanding of the Company’s business and operations, diversity (including gender, race, ethnicity and age, as well as diversity of business and professional experience and skills), the ability and willingness to commit sufficient time to serve as a director, reputation, civic and community relationships, personal accomplishments and industry knowledge and experience.

In addition, in determining whether to nominate an existing director for re-election to the Board of Directors, the Nominating Committee considers and reviews the existing director’s past attendance at Board and committee meetings and the director’s participation in and contributions to the activities of the Board.

The Nominating Committee also considers the number of other public company boards and private company boards on which each existing director and each director nominee serves, in addition to serving on the Company’s Board. Each director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities as a member of the Board and, if applicable, any Board committee(s) on which he or she serves. Accordingly, under the Company’s Corporate Governance Guidelines, unless the Board determines that the carrying out of a director's responsibilities to the Company will not be adversely affected by the director's other directorships, directors are limited to serving on not more than two boards of other public companies in addition to the Company's Board, and not more than one board of a private company.

While the Company supports diversity at all levels of the organization, including the Board, and the Nominating Committee considers diversity when evaluating potential candidates for the Board, the Board does not have a formal policy regarding the nomination of diverse directors. The Board believes that each potential nominee should be evaluated based on his or her individual merits and experience. However, as part of its commitment to improving gender diversity on the Board, in February 2020, the Nominating Committee recommended to the Board that it appoint two new female directors, Ms. Walton and Ms. Whitmire, to serve on the Board, who have served as directors since that time.

The Board has not adopted any term limit or established any retirement age for directors. The Board believes that longer‐serving directors with experience and institutional knowledge bring critical skills and insights to the boardroom, and that imposing director term limits would implicitly discount the value of experience and continuity on the Board.  The Board of Directors also believes that longer‐tenured directors have a better understanding of the challenges the Company faces and are more comfortable speaking out and challenging management. Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board does not impose across the board limits on director tenure because it believes that doing so could deprive it of the valuable contributions of some of its most experienced members based on an arbitrary determination.

Majority Voting in Uncontested Director Elections

Our bylaws contain a majority voting standard for the election of directors in an uncontested election. Accordingly, each nominee must be elected by the vote of a majority of the votes cast by the shares present in person or represented by proxy. A “majority of the votes cast” means that the number of shares voted “for” a director’s election must exceed the number of votes “against” such nominee, excluding abstentions. Abstentions do not count as a vote “for” or “against” a director.

In addition, our Board has adopted a director resignation policy governing procedures in the event that a director does not receive a majority of the votes cast. Pursuant to the Board’s director resignation policy, if an incumbent director fails to receive the required vote for re‑election in an uncontested election, that director shall promptly tender, to the Board or its Chairperson, his or her resignation from the Board and from those Board committees on which the director serves, conditioned upon Board acceptance. The Nominating Committee will promptly consider such resignation and then make a recommendation to the Board whether to accept or reject the resignation tendered by such director. The Board will act on the tendered resignation, taking into account the recommendation of the Nominating Committee as well as other potentially relevant factors, no later than 180 days from the date of the certification of the election results. The director whose resignation is under consideration shall not participate in the deliberations of the Nominating Committee or of the Board with respect to his or her resignation.

The Nominating Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate and relevant, including any stated reasons why the shareholders voted against or withheld votes from such director, the director’s tenure, the director’s qualifications, the director’s past and expected contributions to the Board, and the overall composition of the Board, including whether accepting the resignation as tendered would cause the Company to fail to meet the requirements of any law, regulation, or rule, including but not limited to those of the Securities and Exchange Commission (“SEC”) or the listing standards of the NYSE.

Following the Board’s decision, the Company will promptly disclose the Board’s decision regarding whether to accept or reject the director's resignation offer in a Form 8-K furnished to the SEC. If the Board has decided to reject the tendered resignation or to pursue any additional action, then the disclosure will include the rationale behind the decision.

The Board’s director resignation policy is set forth in the Company’s Amended and Restated Corporate Governance Guidelines, which are available on the Company’s website at www.millerind.com through the “Investor Relations” link.

Independence, Board Meetings and Related Information

Independence

The Board of Directors has determined that a majority of the members of the Board of Directors are “independent,” as defined under applicable federal securities laws and the listing standards of the NYSE. The independent directors are Messrs. Ashford, Chandler and Roberts and Ms. Walton.

Meetings

The Board of Directors held five meetings during 2021. During 2021, the Board was comprised of Messrs. Ashford, Chandler, Miller, Miller II, and Roberts and Ms. Walton and Ms. Whitmire. All directors serving on the Board during 2021 attended all of the meetings of the Board of Directors and the respective committees of which they were members. The non-management directors meet in executive sessions as a part of the meetings of the Audit Committee. The presiding director at those sessions is selected by the non-management directors on a meeting-by-meeting basis. The Company does not require its directors to attend its annual meeting of shareholders. However, all directors participated in the 2021 annual meeting, five by telephone and two in person.

Communication with Directors

Interested parties may communicate with any non-management director by mailing a communication to the attention of that director at 8503 Hilltop Drive, Ooltewah, Tennessee 37363.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating Committees. Generally, members of these committees are elected annually by the Board of Directors, but changes to the committees may be made at the Board of Directors’ discretion at any time. These committees operate pursuant to separate written charters adopted by the Board of Directors. These charters, along with the Company’s Amended and Restated Corporate Governance Guidelines, are available on the Company’s website at www.millerind.com through the “Investor Relations” link. In addition, copies of these charters and guidelines can be obtained upon request from the Company’s Corporate Secretary. Pursuant to the charters, each of these Board committees has the right to retain its own legal counsel and other advisors.

Audit Committee

The Audit Committee is comprised of Messrs. Ashford, Chandler and Roberts and Ms. Walton, with Mr. Roberts serving as Chairman. The Board of Directors has determined that each of the members of the audit committee is “financially literate” within the meaning of the listing standards of the NYSE, and that each of Messrs. Ashford, Chandler and Roberts qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee, among other things, recommends the appointment of the Company’s independent registered public accountants, reviews the scope of audits proposed by the Company’s independent registered public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the Company’s independent registered public accountants on matters relating to internal financial controls and procedures. The Audit Committee held four meetings during 2021. The report of the Audit Committee is included in this proxy statement beginning on page 28.

Compensation Committee

The Compensation Committee is comprised of Messrs. Ashford, Chandler and Roberts and Ms. Walton, with Mr. Chandler serving as Chairman. The Compensation Committee establishes, among other things, salaries, bonuses and other compensation for the Company’s executive officers, and administers the Company’s equity incentive plan. The Compensation Committee also advises and consults with the Board and management, as necessary, on succession planning and other significant human resources matters, as appropriate. The Compensation Committee held four meetings during 2021. The report of the Compensation Committee is included in this proxy statement beginning on page 17.

Nominating Committee

The Nominating Committee is comprised of Messrs. Ashford, Chandler and Roberts and Ms. Walton, with Mr. Ashford serving as Chairman. The Nominating Committee was established to assist the Board with (i) Board and committee organization, membership and function, (ii) oversight of the evaluation of director qualifications and performance, and (iii) corporate governance. As part of these responsibilities, the Nominating Committee evaluates candidates for service as directors of the Company, conducts the Board’s annual self-assessment process and recommends corporate governance principles for adoption by the Board. The Nominating Committee will consider candidates recommended by shareholders. Shareholder recommendations must comply with the procedures for director nominations set forth in Article I, Section 1.2, of the Company’s bylaws and applicable law. The Nominating Committee held one meeting during 2021.

Board Leadership Structure

The Board of Directors is responsible for overseeing and directing the management of the Company. Mr. William G. Miller serves as the Executive Chairman of the Board. Mr. Jeffrey I. Badgley and Mr. William G. Miller II served as Co-Chief Executive Officers of the Company from 2013 until March 2022, and as of March 2022 Mr. William G. Miller II became the sole Chief Executive Officer of the Company. Each of the standing committees of the Board of Directors, the Audit, Compensation and Nominating Committees, is chaired by an independent director and is comprised entirely of independent directors.

The Board of Directors believes that separating the positions of Chairman of the Board and Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board of Director’s oversight responsibilities continue to grow. Although we do not have a policy mandating the separation of the roles of Chairman and the Chief Executive Officer, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

The Board has not appointed a lead independent director. Currently, the Board consists of seven directors, four of whom are independent. All independent directors serve on all committees of the Board, are able to closely monitor the activities of the Company and meet regularly in executive sessions without management to discuss developments and strategy of the Company, among other things. These executive sessions allow all the independent directors to review key decisions and discuss material matters among themselves. Given the active involvement of all of the independent directors with all material matters involving the Board and with management, the Board has determined that a lead independent director is not necessary at this time and that appointing one would risk minimizing the important contributions of the other independent directors. As the composition of the Board changes and/or grows in the future, the Board of Directors may reevaluate the need for a lead independent director.

Risk Management

Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, competitive and reputational risks. The Board’s risk management includes reviews of cybersecurity vulnerability and the actions necessary to enhance the security of the Company’s information systems. Additionally, senior management is available to address any questions or concerns raised by the Board on risk management-related and any other matters.

While the Board is ultimately responsible for risk oversight at the Company, our three Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with the NYSE rules, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Related Transactions and Business Relationships

Policy on Related Party Transactions

The Company recognizes that transactions between the Company or its subsidiaries and any of its directors or executive officers can present potential or actual conflicts of interest. Accordingly, as a general matter it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy that requires the Company’s Audit Committee to conduct a reasonable prior review and, if appropriate, approve any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executive officers or 5% shareholders had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Code of Business Conduct and Ethics

The Company has adopted an Amended and Restated Code of Business Conduct and Ethics (the “Code”) that applies to its directors, officers and employees. A current copy of the Code is available on the Company’s website at www.millerind.com through the “Investor Relations” link. A copy of the Code can also be obtained upon request from the Company’s Corporate Secretary.

Prohibition on Hedging and Pledging

The Company has adopted an Amended and Restated Securities Trading Policy. Pursuant to that policy, directors, executive officers and certain employees may not engage in hedging or monetization transactions that are designed to hedge against a decrease in the price of the Company’s securities, such as collars, equity swaps, prepaid variable forward contracts and exchange funds. In addition, directors, executive officers and certain employees may not pledge the Company’s securities as collateral for a loan or other obligation.

Our Approach to Sustainability

We are focused on developing strategies designed to ensure the durability and sustainability of our company over the long term, which we believe creates long-term value for our shareholders. Our commitment to sustainability is demonstrated by our substantial investments to improve our manufacturing processes and develop new products while continuously striving to create a safe, diverse, fair and inclusive environment for our employees and supporting the communities where we operate. Our core values of respect, integrity, collaboration, innovation, trust, and excellence throughout our operations drive how we do business every day. Our commitment to these core values is critical to attracting and retaining the best talent, executing on our strategy, maintaining a robust supplier base and distributor network, and innovating to provide technologically advanced and affordable products for our customers.

Environmental Responsibility

We continue to look for new ways to promote sustainable and environmentally friendly practices at our production facilities to reduce energy usage, increase recycling, decrease waste and emissions, and make our workplace safer for our employees. For example, the modernization projects at all our domestic facilities in the last few years included many environmentally-friendly upgrades, such as the installation of air filtration equipment that removes airborne contaminants to reduce emissions and make our workplace safer for our employees and improve the air quality at our production facilities. We also transitioned from oil-based primers to water-based primers in our domestic painting operations to reduce volatile organic compounds (VOC) emissions into the environment and make our workplace safer for our employees.

Social Responsibility

From our recruitment processes, pay practices and safety standards, we strive to create an environment where our colleagues feel respected, valued, and can contribute to their fullest potential.

Our Approach to Human Capital Management

Our company culture is based on treating others the way we would like to be treated and we strive to foster a work environment that is inclusive, diverse, fair and engaged.

●	We provide training programs that address skills shortages in our workforce, foster career development, and encourage proper use of technology and resources.
●	We invest in our employees through high-quality and affordable benefits and various health and wellness initiatives, competitive compensation packages and fair compensation practices.
●	We seek to provide a healthy and safe workplace. The COVID-19 pandemic has led to unique challenges, and we continue to strive to ensure the health, safety and general well-being of our employees.
●	Our management team promotes an “open door” environment in which all feedback and suggestions are welcome.
●	We have invested substantial time and resources in recent years to optimize the engagement and productivity of our workforce and safety of our workplace, which we believe is the foundation upon which we can maintain our competitive position in product quality and customer service.
●	We actively monitor the satisfaction and engagement of our workforce, including through periodic employee surveys conducted by third-party experts.

Governance Highlights

We believe that strong governance principles, policies and practices contribute to better results for our shareholders.

Key elements of our corporate governance framework include the following:

✓	Annual election of directors	✓	Majority voting for directors in uncontested election
✓	Our director attendance for Board and Board committee meetings has been 100% for every meeting since 2013	✓	Our directors have a diversity of skills, experience, gender and backgrounds, with two new female directors being added in 2020

✓	Annual say-on-pay vote	✓	All Audit Committee members are financially literate and three out of four are “audit committee financial experts”
✓	No shareholder rights (“poison pill”) plan	✓	Overboarding policy that limits our directors from serving on more than two other public company boards or on more than one private company board

✓	The Board has determined that a majority of the members of the Board are independent	✓	Periodic Board performance evaluations
✓	Shareholders holding at least 15% of outstanding shares may call special meetings	✓	Single class of voting stock

✓	Anti-hedging and anti-pledging policy for executive officers and directors	✓	All Audit, Compensation and Nominating Committee Chairs and members are independent
✓	Our Corporate Governance Guidelines provide that the Board expects that when a Chairperson, CEO or CFO resigns from that position, he or she will also resign from the Board	✓	Our Code of Business Conduct and Ethics applies to all our directors, executive officers, and employees

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2022, certain information with respect to the Common Stock beneficially owned by (i) each director or nominee for director, (ii) the executive officers named in the Summary Compensation Table, (iii) all executive officers and directors of the Company as a group, and (iv) all shareholders known to be beneficial owners (as that term is defined under SEC rules) of more than 5% of the Common Stock. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them. These figures do not reflect the 160,000 RSUs that were granted to seven executive officers of the Company in March 2022, because those RSUs are not vested until one year after grant so are not deemed to be beneficially owned by the executive as of March 31, 2022.

	Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Directors and Executive Officers
Theodore H. Ashford III	13,062		*
Jeffrey I. Badgley	—		—
A. Russell Chandler III	71,439	(3)	*
Jamison Linden	—		—
William G. Miller	295,666		2.6%
William G. Miller II	—		—
Josias W. Reyneke	—		—
Richard H. Roberts	38,591	(4)	*
Vincent Tiano	—		—
Leigh Walton	4,137		*
Deborah L. Whitmire	—		—
All Directors and Executive Officers as a Group (12 persons)(5)	422,896		3.7%
Beneficial Owners of More than 5% of the Common Stock
Royce & Associates, LP
745 Fifth Avenue
New York, NY 10151	1,580,851	(6)	13.8%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, TX 78746	892,032	(7)	7.8%
BlackRock Inc.
55 East 52nd Street
New York, NY 10055	817,455	(8)	7.2%
Thrivent Financial for Lutherans
901 Marquette Avenue, Suite 2500
Minneapolis, Minnesota 55402	761,243	(9)	6.7%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	642,885	(10)	5.6%

*	Less than one percent.
(1)

Includes shares of Common Stock of which the named person or entity has the right to acquire beneficial ownership within 60 days of March 31, 2022 through the exercise of any stock option or other right. Unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 8503 Hilltop Drive, Ooltewah, Tennessee 37363.

(2)

The percentage of beneficial ownership is based on 11,416,716 shares of Common Stock outstanding on March 31, 2022, and represents the percentage that the named person or entity would beneficially own if such person or entity, and only such person or entity, exercised all options and rights to acquire shares of Common Stock that are held by such person or entity and that are exercisable within 60 days of March 31, 2022.

(3)	Includes 8,447 shares of Common Stock held by a limited partnership of which Mr. Chandler’s children are limited partners. Mr. Chandler disclaims beneficial ownership with respect to these shares.
(4)	Includes 700 shares of Common Stock held by Mr. Roberts’ spouse. Mr. Roberts disclaims beneficial ownership with respect to these shares.
(5)	Includes Frank Madonia, the Company’s Executive Vice President, Secretary and General Counsel.
(6)

As reported in an amendment to Schedule 13G filed with the SEC on January 21, 2022, Royce & Associates, LP, a registered investment adviser, beneficially owned, had the sole power to vote or to direct the vote of, and had the sole power to dispose or to direct the disposition of, 1,580,851 shares as of December 31, 2021.

(7)

As reported in an amendment to Schedule 13G filed with the SEC on February 8, 2022, Dimensional Fund Advisors LP, a registered investment adviser, beneficially owned 892,032 shares, had the sole power to vote or to direct the vote of 873,127 shares and had the sole power to dispose or to direct the disposition of 892,032 shares as of December 31, 2021. Dimensional Fund Advisors LP, a registered investment adviser, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Dimensional Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over the securities of the Issuer that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all securities reported in this schedule are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities.

(8)

As reported in an amendment to Schedule 13G filed with the SEC on February 1, 2022, BlackRock Inc., a parent holding company, beneficially owned 817,455 shares, had the sole power to vote or to direct the vote of 772,310 shares, and had the sole power to dispose or to direct the disposition of 817,455 shares as of December 31, 2021.

(9)

As reported in an amendment to Schedule 13G filed with the SEC on February 12, 2022, Thrivent Financial for Lutherans beneficially owned 761,243 shares, had the sole power to vote or to direct the vote of 7,621 shares, had the shared power to vote or direct the vote of 753,622 shares (represents 333,506 shares held by registered investment companies for which Thrivent Financial for Lutherans serves as investment adviser, and 420,116 shares held by registered investment companies for which Thrivent Asset Management, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Thrivent Financial for Lutherans, serves as investment adviser), had the sole power to dispose or to direct the disposition of 7,621 shares (represents shares held in the Thrivent Defined Benefit Plan Trust for which Thrivent Financial for Lutherans serves as investment adviser) and had the shared power to dispose or to direct the disposition of 753,622 shares as of December 31, 2021.

(10)

As reported in a Schedule 13G filed with the SEC on February 10, 2022, The Vanguard Group beneficially owned 642,885 shares, had the shared power to vote or direct the vote of 8,127 shares, had the sole power to dispose or to direct the disposition of 630,742 shares and had the shared power to dispose or to direct the disposition of 12,143 shares as of December 31, 2021.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding), basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. At the 2017 annual meeting, our shareholders approved, on an advisory basis, holding the advisory vote on executive compensation on an annual basis, as recommended by the Board of Directors. The Board of Directors subsequently decided to hold the say-on-pay vote at each annual meeting.

As described in detail under the heading “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis,” the primary objectives of our executive compensation program are to: offer competitive total compensation opportunities to retain talented executives, provide strong links between Company performance and total compensation earned, and emphasize the long-term performance of the Company, thus enhancing shareholder value. Please see the “Compensation Discussion and Analysis” beginning on page 17 for additional details about our executive compensation programs, including information about the fiscal year 2021 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the Company’s Proxy Statement for its 2022 Annual Meeting is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors currently intends to take into account the outcome of the most recent advisory vote on named executive officer compensation when considering future executive compensation arrangements for the named executive officers, although it is under no obligation to do so. This proposal will be approved if the number of votes cast in favor of approving the non-binding resolution exceeds those cast against it.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

In 2021, the Company held a shareholder advisory vote on the compensation of its named executive officers, commonly referred to as a say-on-pay vote. The Company’s shareholders overwhelmingly approved the compensation of the named executive officers with 99.4% of shareholder votes cast in favor of the say-on-pay resolution. As the Compensation Committee evaluated its compensation policies and overall objectives for 2021, it took into consideration this strong support of the shareholders. As a result, the Compensation Committee decided to retain the general approach and structure of the Company’s executive compensation program, with an emphasis on the objectives described below. In the future, the Compensation Committee intends to continue to take the results of the annual say-on-pay vote into account.

Overview

This discussion and analysis addresses the material elements of the Company’s compensation program for named executive officers, including the Company’s compensation objectives and overall compensation philosophy, the compensation process and the administration of the compensation program. It is intended to complement and enhance an understanding of the compensation information presented in the “Summary Compensation Table” and other accompanying tables in this proxy statement.

As used in this proxy statement, the term “named executive officers” refers to the following individuals:

●	William G. Miller II, the Company’s President and Chief Executive Officer since March 7, 2022, who served as the Company’s President and Co-Chief Executive Officer from December 2013 until that time;
●	Jeffrey I. Badgley, the Company’s President International and Military since March 7, 2022, who served as the Company’s Co-Chief Executive Officer from December 2013 until that time;
●	Deborah L. Whitmire, the Company’s Executive Vice President, Chief Financial Officer and Treasurer;
●	Josias W. Reyneke, the Company’s Vice President and Chief Information Officer;
●	Vincent Tiano, the Company’s Vice President and Chief Revenue Officer; and
●	Jamison Linden, the Company’s Vice President and Chief Manufacturing Officer.

In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us” and the “Committee” refer to the Compensation Committee of the Company’s Board of Directors.

Compensation Objectives and Overall Compensation Philosophy

The Company’s executive compensation program is designed to enhance Company profitability, and thus shareholder value, by aligning executive compensation with the Company’s expectations and performance, and by establishing a system that can retain and reward executive officers who contribute to the long-term success of the Company. More specifically, the overall goals of the executive compensation program include:

●	offering competitive total compensation opportunities to retain talented executives;
●	providing strong links between Company performance and total compensation earned – i.e., paying for performance; and
●	emphasizing the long-term performance of the Company, thus enhancing shareholder value.

We believe that it is in the best interests of the Company’s shareholders and its named executive officers that the Company’s executive compensation program, and each of its elements, remains simple and straightforward. This approach should reduce the time and cost involved in setting the Company’s executive compensation policies and calculating the payments under such policies, and should enhance the transparency of, and the ability to comprehend, these policies.

The Board of Directors has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Administration

The Committee has overall responsibility with respect to approving and monitoring the Company’s executive compensation program, and operates under a written Charter, which was last amended and restated by the Company’s Board of Directors in March 2014. None of the members of the Committee has been an officer or employee of the Company, and the Board of Directors has considered and determined that all of the members are “independent,” as that term is defined under NYSE and SEC rules, and otherwise meet the criteria set forth in the Committee’s Charter.

In fulfilling its responsibilities, the Committee, among other things, reviews and approves corporate goals and objectives relevant to the compensation of the named executive officers, evaluates the performance of the named executive officers in light of these goals and objectives, determines and approves compensation of the named executive officers based on these objectives and its evaluations. The Committee establishes criteria for granting equity awards to the named executive officers and the Company’s other employees, considering the recommendations of senior management, and approves such equity awards.

We regularly review and discuss the compensation of the named executive officers with William G. Miller, the Company’s Chairman, Jeffrey I. Badgley and William G. Miller II and consult with them in evaluating the performance of the named executive officers, other than for themselves. In addition, Mr. Miller may make recommendations to us regarding compensation for all of the named executive officers, other than for himself, and each of Mr. Badgley and Mr. Miller II may make recommendations to us regarding compensation for all of the named executive officers, other than for themselves.

As discussed in greater detail below, the levels of each element of compensation for the named executive officers are determined based on several factors, which may include the Company’s historical performance and relative shareholder return, our informal assessment of compensation paid to executives in comparable industries, the amount and the elements of compensation provided in previous years, the relative compensation levels of our executive officers, the importance of retaining a named executive officer, a named executive officer’s potential to assume greater responsibilities in the future, our expectations for the Company’s future financial performance and other matters that we deem relevant. In addition, we consider the years and level of experience and the responsibilities of each named executive officer, his or her individual performance and the personal contributions he or she makes to the success of the Company. Leadership skills, analytical skills, organization development, public affairs and civic involvement have been and will continue to be deemed to be important qualitative factors to take into account in considering elements and levels of compensation. We have not adopted any formal or informal policy for allocating compensation between long-term and short-term elements, between cash and non-cash or among the different possible forms of non-cash compensation.

In 2021, the Company’s executive compensation program again consisted primarily of base salary and annual cash performance bonuses. In addition to base salary and cash bonuses, the Company has provided, and will continue to provide, its named executive officers with certain benefits, such as healthcare plans, that are available to all employees, and certain other perquisites that do not exceed $10,000 in the aggregate for any executive officer. While the Company has not granted any equity awards in recent years, they continue to be part of the Company’s executive compensation program and grants of 160,000 RSUs were made to seven executives in March 2022.

Elements of Compensation

Base Salary. We determine the base salary for each of the named executive officers annually based on, among other things, the executive’s experience and the scope of the executive’s responsibilities, the executive’s performance and the performance of the Company, our expectations for the Company’s future financial performance, our informal assessment of salaries paid to executives in comparable industries, and other factors described above. We believe that base salaries are an important part of the Company’s executive compensation program because they provide the named executive officers with a steady income stream that is not contingent upon the Company’s overall performance.

In March 2021, the Committee approved an annual base salary increase for all executive officers of 3% (other than for Mr. Miller), which is the same salary increase applicable to all Company employees generally, and in May 2021 the Committee approved additional performance-based salary increases for the executive officers, both increases being effective on January 1, 2021. As a result of both increases, the annual base salary of the executive officers was increased as follows: Mr. Badgley and Mr. Miller II to $569,046, Ms. Whitmire to $309,109, (iii) Mr. Madonia to $309,109 and (iv) Mr. Reyneke to $243,545. In March 2022, the Committee approved an annual base salary increase for all executive officers of 6% (other than for Mr. Miller), which consists of a 3% increase applicable to all Company employees generally and a 3% performance-based increase for the executive officers. As a result, the Committee approved an annual base salary for Mr. Miller of $662,500, Mr. Badgley and Mr. Miller II of $603,189, Ms. Whitmire of $327,656, Mr. Madonia of $327,656, Mr. Tiano of 287,116, Mr. Reyneke of $258,158, and Mr. Linden of $258,158, each effective January 1, 2022.

Annual Cash Bonuses – On March 1, 2022, the Compensation Committee adopted a new annual cash bonus program (the “2022 Cash Bonus Program”) which combines the previous cash bonus program for the Company’s Co-Chief Executive Officers adopted in September 2018 and the cash bonus program for four other executive officers adopted in May 2021. The new program supersedes and replaces those prior programs beginning in 2023 based on the Company’s 2022 financial results.

The purpose of the Company’s annual cash bonus programs for executive officers is to align their incentive bonuses with the achievement of annual corporate profitability. Annual cash bonuses under these programs, as opposed to equity-based awards, are designed to immediately reward them in direct relation to the Company’s pretax income achieved during the performance period. The awards are structured so that no bonus is earned until a pretax income hurdle is achieved, and the bonus percentage increases with incremental increases in pretax income. The immediacy of these cash bonuses provides an incentive to the executive officers to raise their level of performance in order to increase the Company’s overall level of profitability. Thus, we believe that bonuses under the cash bonus programs are an important motivating factor for the executive officers to produce a better long-term return for the Company’s shareholders. The Company retains the right to modify, amend or terminate the cash bonus programs at any time.

Prior Co-Chief Executive Officer Cash Bonus Program. The prior cash bonus program for the Company’s Co-Chief Executive Officers, which governs bonuses payable in 2022 with respect to performance during 2021 and bonuses payable in 2021 with respect to performance during 2020, provides that Messrs. Badgley and Miller II shall receive an annual cash bonus award pursuant to the following formula if the Company’s income before income taxes (excluding any currency adjustments) (“Pretax Income”) exceeds $10 million for the most recently completed fiscal year:

●	for Pretax Income in the applicable fiscal year of less than $10 million, each Co-Chief Executive Officer shall not be entitled to any bonus under this cash bonus program;
●	for Pretax Income in the applicable fiscal year of up to $30 million, each Co-Chief Executive Officer shall be entitled to receive 0.5% of such Pretax Income;
●	for Pretax Income in the applicable fiscal year exceeding $30 million and up to $35 million, each Co-Chief Executive Officer shall be entitled to receive 1.0% of such Pretax Income; and
●	for Pretax Income in the applicable fiscal year exceeding $35 million, each Co-Chief Executive Officer shall be entitled to receive 1.5% of such Pretax Income.

In March 2021, the Committee awarded each of Mr. Badgley and Mr. Miller II a cash bonus of $246,455 under this cash bonus program, each with regard to 2020 performance, which amounts were derived from application of the formula above to the Company’s Pretax Income in 2020.

In March 2022, the Committee awarded each of Mr. Badgley and Mr. Miller II a cash bonus of $111,324 under this cash bonus program, each with regard to 2021 performance, which amounts were derived from application of the formula above to the Company’s Pretax Income in 2021.

The amounts of all of these non-equity incentive plan cash bonuses paid to the Co-Chief Executive Officers are set forth in the “Summary Compensation Table.”

Prior Executive Officer Cash Bonus Program

On May 3, 2021, the Committee adopted a cash bonus program for four executive officers of the Company, including (i) Deborah L. Whitmire, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, and (ii) Josias W. Reyneke, the Company’s Vice President and Chief Information Officer. This new cash bonus program provides that each of the four participating officers shall share equally in an annual cash bonus pool by receiving a cash award pursuant to the following formula if the Company’s Pretax Income exceeds $10 million for the most recently completed fiscal year:

●	for Pretax Income in the applicable fiscal year of less than $10 million, the participating officers shall not be entitled to any bonus under this cash bonus program;
●	if the Company’s Pretax Income in the applicable fiscal year exceeds $10 million, for Pretax Income in the applicable fiscal year of up to $30 million, each participating officer shall be entitled to receive 0.25% of such Pretax Income;
●	for Pretax Income in the applicable fiscal year exceeding $30 million and up to $35 million, each participating officer shall be entitled to receive 0.50% of such Pretax Income; and
●	for Pretax Income in the applicable fiscal year exceeding $35 million, each participating officer shall be entitled to receive 0.75% of such Pretax Income.

This cash bonus program was effective for the annual cash bonus payable in 2022 based on the Company’s 2021 financial results.

In March 2022, the Committee awarded each of Ms. Whitmire and Mr. Reyneke a cash bonus of $55,662 under the cash bonus program, each with regard to 2021 performance, which amounts were derived from application of the formula above to the Company’s Pretax Income in 2021.

The amounts of all of these non-equity incentive plan cash bonuses paid to the named executive officers are set forth in the “Summary Compensation Table.”

2022 Executive Officer Cash Bonus Program

The new 2022 Cash Bonus Program slightly modified the formula for calculating the aggregate annual pool, but continues to be structured in the same manner as the prior programs so that no bonus is earned until a pretax income hurdle is achieved, and the bonus percentage increases with incremental increases in the Company’s pretax income. The new Program also revises future allocations of the aggregate bonus pool to the indicated executive officers as reflected below.

The 2022 Cash Bonus Program provides an annual bonus pool for each fiscal year if the Company’s income before income taxes (excluding any currency adjustments) (“Pretax Income”) exceeds $10 million for the most recently completed fiscal year in accordance with the following formula:

●	for Pretax Income in the applicable fiscal year of less than $10 million, no executives shall be entitled to receive a bonus under the Cash Bonus Program;
●	for Pretax Income in the applicable fiscal year exceeding $10 million and up to $30 million, the Bonus Pool equals 2% of such Pretax Income from the first dollar;
●	for Pretax Income in the applicable fiscal year exceeding $30 million and up to $40 million, 4% of such incremental Pretax Income; and
●	for Pretax Income in the applicable fiscal year exceeding $40 million, 6% of such incremental Pretax Income.

The total Bonus Pool for each fiscal year calculated in this manner shall be allocated among the Executives for performance in the corresponding year as follows:

Officer	2022	2023	2024
William G. Miller II	30%	35%	37.5%
Jeffrey I. Badgley	20%	15%	12.5%
Deborah L. Whitmire	12.5%	12.5%	12.5%
Vincent Tiano	12.5%	12.5%	12.5%
Josias W. Reyneke	12.5%	12.5%	12.5%
Jamison Linden	12.5%	12.5%	12.5%

The 2022 Cash Bonus Program is first applicable to the cash bonuses payable in 2023 with respect to performance during 2022 and supersedes and replaces the cash bonus programs previously applicable to executives with respect to performance during fiscal years prior to 2022.

Annual Cash Bonuses – Discretionary Cash Bonuses. We also utilize annual discretionary cash bonuses to provide additional compensation to the named executive officers other than the Co-Chief Executive Officers and to reward them for their performance. We have not adopted any formal or informal performance or other objectives for the calculation or payment of these discretionary bonuses. Instead, in determining an annual discretionary bonus, we consider, among other things, the Company’s performance for the previous year and relative shareholder value created, discretionary bonuses awarded in previous years, the performance of the named executive officer and his or her personal contributions to the long-term success of the Company.

Annual discretionary cash bonuses, as opposed to grants of stock options or other equity-based awards, are designed to provide additional compensation to the named executive officers, and to more immediately reward them for their performance. The immediacy of these bonuses provides an incentive to the named executive officers to raise their level of performance, and thus the Company’s overall level of performance. Thus, we believe that discretionary cash bonuses are an important motivating factor for the named executive officers to produce a better long-term return for the Company’s shareholders.

In March 2021, based primarily on the Company’s and the individual executive officer’s performance in 2020, we determined to pay annual discretionary cash bonuses to the following named executive officers:

Deborah L. Whitmire	$136,000
Josias W. Reyneke	$100,000

The amounts of the above cash bonuses paid to the named executive officers in 2021 are set forth in the “Summary Compensation Table.”

Equity Awards. The Board of Directors has adopted the Company’s 2016 Stock Incentive Plan, which was approved by our shareholders at the 2017 Annual Meeting and permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares. Thus, we are authorized to grant equity-based awards as a part of the Company’s overall executive compensation philosophy, and may consider doing so in the future. The Compensation Committee granted 160,000 restricted stock units to seven of its executive officers in March 2022.

Stock Ownership Guidelines. In March 2022, the Compensation Committee adopted stock ownership guidelines in conjunction with its award of RSU’s to certain executive officers. The guidelines apply to all executive officers of the Company. They require that the RSU’s granted in March 2022 must be held for at least five years after vesting. The guidelines also prohibit sales of any shares of the Company’s common stock at any time that an officer’s individualized target stock ownership levels have not been achieved. These restrictions do not apply to any sales of shares made to satisfy taxes due as a result of the vesting of the RSU awards.

Other Compensation. The named executive officers currently are entitled to participate in the Company’s health, life and disability insurance plans and in our 401(k) plan to the same extent that the Company’s employees are entitled to participate.

Policy with Respect to Deductibility of Compensation

In designing and approving the Company’s compensation practices and programs, the Compensation Committee considers the effect of all applicable tax regulations, including Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the “covered employees.” Although the tax deductibility of executive compensation is an important consideration, the Compensation Committee may approve compensation that does not qualify for deductibility where it is appropriate to do so.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement. On the basis of its reviews and discussions, the Compensation Committee has recommended that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and this proxy statement.

Compensation Committee
A. Russell Chandler III, Chairman
Theodore H. Ashford III
Richard H. Roberts
Leigh Walton

Compensation Committee Interlocks and Insider Participation

During 2021, the Compensation Committee was comprised of Messrs. Ashford, Chandler, and Roberts and Ms. Walton, all of whom were non-employee, independent directors. During 2021, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on the Company’s Board of Directors or Compensation Committee.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid by the Company to the Company’s named executive officers during the years ended December 31, 2021, 2020 and 2019.

				Non-Equity
		Salary	Bonus	Incentive Plan	All Other
Name and Principal Position	Year	(1)	(2)	Compensation (3)	Compensation (4)		Total
Jeffrey I. Badgley	2021	$568,813	$475	$111,324	$8,601	(5)	$689,213
President of International and Military	2020	$503,976	$725	$246,455	$9,015	(5)	$760,171
	2019	$489,260	$950	$430,777	$8,890	(5)	$929,877
William G. Miller II	2021	$568,813	$475	$111,324	$8,601	(6)	$689,213
President and Chief Executive Officer	2020	$503,976	$725	$246,455	$9,015	(6)	$760,171
	2019	$489,260	$950	$430,777	$8,890	(6)	$929,877
Deborah L. Whitmire	2021	$308,988	$136,475	$55,662	$8,601	(7)	$509,726
Executive Vice President,	2020	$275,860	$170,725	$—	$9,015	(7)	$455,600
Chief Financial Officer and Treasurer	2019	$267,805	$130,950	$—	$8,890	(7)	$407,645
Josias W. Reyneke	2021	$243,437	$100,475	$55,662	$8,566	(8)	$408,140
Vice President and	2020	$212,200	$110,725	$—	$8,732	(8)	$331,657
Chief Information Officer	2019	$206,005	$85,950	$—	$8,557	(8)	$300,512
Vincent Tiano	2021	$270,750	$100,475	$55,662	$8,601	(9)	$435,488
Vice President and
Chief Revenue Officer
Jamison Linden	2021	$236,880	$95,475	55,662	$5,435	(10)	$393,452
Vice President and
Chief Manufacturing Officer

(1)	Base salary paid to the named executive officer.
(2)	Discretionary cash bonus awarded to the named executive officer for the year indicated based on, among other factors, the Company’s performance in the previous year.
(3)

For Mr. Miller II and Mr. Badgley, this represents amounts earned in the applicable year pursuant to the Company’s Co-CEO annual cash bonus plan in effect for each such year. For, 2019, 2020 and 2021, the amounts represent awards under the cash bonus program for the Company’s Co-Chief Executive Officers described above with regard to 2019, 2020 and 2021 performance, respectively.

For Ms. Whitmire, Mr. Reyneke, Mr. Tiano and Mr. Linden the 2021 amount represents amounts earned in 2021 pursuant to the Company’s executive officer annual cash bonus plan in effect for such year, which were paid in 2022 for performance in 2021.

(4)

Amount represents the Company’s contribution to the named executive officer’s 401(k) plan under the plan’s matching program and life insurance premiums paid by the Company on behalf of the named executive officer during the applicable fiscal year. No amounts are indicated for perquisites and other personal benefits as the value provided did not exceed $10,000 for any individual executive officer.

(5)

This amount consists of: (i) the Company’s contributions to Mr. Badgley’s account under its Section 401(k) plan in the amount of $7,125, $7,125 and $7,000 for 2021, 2020 and 2019, respectively; and (ii) Company-paid life insurance premiums in the amount of $1,476, $1,890 and $1,890 for 2021, 2020 and 2019, respectively.

(6)

This amount consists of: (i) the Company’s contributions to Mr. Miller II’s account under its Section 401(k) plan in the amount of $7,125, $7,125 and $7,000 for 2021, 2020 and 2019, respectively; and (ii) Company-paid life insurance premiums in the amount of $1,476, $1,890 and $1,890 for 2021, 2020 and 2019, respectively.

(7)

This amount consists of: (i) the Company’s contributions to Ms. Whitmire’s account under its Section 401(k) plan in the amount of $7,125, $7,125 and $7,000 for 2021, 2020 and 2019, respectively; and (ii) Company-paid life insurance premiums in the amount of $1,031, $1,890 and $1,890 for 2021, 2020 and 2019, respectively.

(8)

This amount consists of: (i) the Company’s contributions to Mr. Reyneke’s account under its Section 401(k) plan in the amount of $7,125, $7,125 and $7,000 for 2021, 2020 and 2019, respectively; and (ii) Company-paid life insurance premiums in the amount of $1,441, $1,607 and $1,557 for 2021, 2020 and 2019, respectively.

(9)

This amount consists of: (i) the Company’s contributions to Mr. Tiano’s account under its Section 401(k) plan in the amount of $7,125 for 2021; and (ii) Company-paid life insurance premiums in the amount of $1,476 for 2021.

(10)

This amount consists of: (i) the Company’s contributions to Mr. Linden’s account under its Section 401(k) plan in the amount of $3,994 for 2021; and (ii) Company-paid life insurance premiums in the amount of $1,441 for 2021.

Additional Discussion of Material Items in Summary Compensation Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of the Company’s compensation plans and arrangements is set forth below.

Employment Agreements with Named Executive Officers

During 2021, the Company did not have any employment agreements with its named executive officers.

Equity Incentive Plans

In August 2016, the Board of Directors adopted the Company’s 2016 Stock Incentive Plan, which was approved by the Company’s shareholders at the 2017 Annual Meeting. During 2021, no awards were granted under the Company’s 2016 Stock Incentive Plan. However, the Compensation Committee did grant 160,000 restricted stock units to seven of its executive officers in March 2022.

Contributory Retirement Plan

The Company maintains a contributory retirement plan for all full-time employees with at least 90 days of service. The plan is designed to provide tax-deferred income to the Company’s employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to 15% of his or her salary. For 2021, the Company matched 50% of the first 5% of participant contributions. Matching contributions vest over the first five years of employment.

Outstanding Equity Awards at Fiscal Year-End 2021

None of the named executive officers had any unexercised stock options or unvested shares of Common Stock as of December 31, 2021.

Option Exercises and Stock Vested in 2021

None of the named executed officers exercised any Company stock options or had any shares of Common Stock vest during 2021.

Potential Payments upon Termination or Change in Control

During 2021, none of the named executive officers had any employment agreement or change in control agreement with the Company that would provide compensation to such named executive officer upon the occurrence of a change in control of the Company or termination of employment.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, a public company is required to disclose in its proxy statement the median of the annual total compensation of its employees, the annual total compensation of its chief executive officer and the ratio of these two amounts. The Company had two Co-Chief Executive Officers, Mr. Badgley and Mr. Miller II, who served concurrently during 2021 and each received annual total compensation of $689,213 during 2021, as disclosed in the Summary Compensation Table in this proxy statement.

The median employee was identified using the Company’s employee population on December 31, 2021. The Company determined that, as of December 31, 2021, its employee population consisted of 1,451 employees, the large majority of which are located in the United States. This population consisted of the Company’s full-time, part-time, seasonal and temporary employees. In determining the median employee, the Company excluded from its employee population all of its employees located in the United Kingdom (65 employees) pursuant to a de minimis exemption permitted under applicable SEC rules. The median employee is located in the United States.

To identify the median employee from the Company’s employee population, the Company compared the amount of total taxable wages paid to its employees during 2021, as reported to the Internal Revenue Service on Form W-2 for U.S. employees or the equivalent agency for non-U.S. employees. For purposes of the compensation elements paid in Euro, the Company applied a Euro to U.S. dollar exchange rate using the average yearly rate of exchange during 2021 of Euros to U.S. dollars of 1.1842. No cost-of-living adjustments were made in identifying the median employee.

After the median employee was identified in 2021, such employee’s annual total compensation was calculated for 2021 using the same methodology used for the Company’s named executive officers as set forth in the Summary Compensation Table of this proxy statement. The annual total compensation reflected in this disclosure for each of the median employee and the Co-Chief Executive Officers includes any Company contributions to such person’s 401(k) plan under the plan’s matching program and any life insurance premiums paid by the Company on behalf of such person during the applicable fiscal year.

For 2021, the annual total compensation of the median employee was $46,256; and the annual total compensation of each of Mr. Badgley and Mr. Miller II, as reported in the Summary Compensation Table in this proxy statement, was $689,213. Based on this information, for 2021 the ratio of the annual total compensation of each of Mr. Badgley and Mr. Miller II, our Co-Chief Executive Officers, to the median of the annual total compensation of all employees was 15 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices. As such, the pay ratio reported by other companies may not be comparable with the pay ratio that the Company has reported.

Non-Employee Director Compensation for 2021

The current compensation program for the Company’s non-employee directors is designed to pay directors for work required for a company of Miller Industries’ size and scope and to align the director’s interests with the long-term interests of Company shareholders. In 2017, the Board of Directors reviewed reports and surveys of BDO USA, LLP, FW Cook, Steven Hall & Partners and the National Association of Corporate Directors in collaboration with Pearl Meyer, in each case focusing on director compensation and pay practices for the Company’s peer groups against which the Company benchmarks its executive compensation program. None of the reports, surveys or information considered by the Board of Directors in 2017 was customized for the Company. As a result of this review, the Board of Directors decided to increase the annual cash and equity compensation of non-employee directors beginning in 2017 from $32,000 to $50,000 each, to eliminate fees for regular meetings of the Audit, Compensation and Nominating Committees while retaining the $3,000 fee per Board meeting.

In 2019 and 2021, the Compensation Committee updated its prior review of third-party reports and surveys regarding director compensation and determined not to recommend any changes to the existing non-employee director compensation program.

Non-employee directors receive annual compensation comprised of a cash component and an equity component. During 2021, each non-employee director received an annual cash payment of $50,000 as compensation for service on the Board of Directors. The Audit Committee Chair also received an annual cash payment of $20,000 for serving in such capacity. During 2021, the non-employee directors continued to receive a $3,000 fee per quarterly Board meeting but did not receive director compensation for meetings of the Audit, Compensation or Nominating

Committees of the Board. In addition, after the first Board meeting of 2021, the fee was increased to $5,000 per Board meeting.

Under the Company’s 2013 Non-Employee Director Stock Plan, as amended, each non-employee director is entitled to receive an annual award of fully-vested shares of Common Stock equal to $50,000 divided by the closing price of the Common Stock on January 1st of each year (or the closing price on the last preceding date on which sales of the Company’s Common Stock were reported). On January 1, 2021, each of Messrs. Ashford, Chandler and Roberts and Ms. Walton was granted 1,315 shares of Common Stock, which number of shares was determined by dividing $50,000 by $38.02, the closing price per share of Common Stock as reported on the NYSE on December 31, 2020, the closing price on the last preceding date on which sales of Common Stock were reported.

The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service.

The following table reflects all compensation paid to non-employee directors during 2021.

	Fees Earned or	Stock	All Other
Name (1)	Paid in Cash (2)	Awards (3)	Compensation (4)	Total
Theodore H. Ashford III (5)	$68,000	$50,000	$—	$118,000
A. Russell Chandler III (5)	$68,000	$50,000	$—	$118,000
Richard H. Roberts (5)(6)	$88,000	$50,000	$—	$138,000
Leigh Walton (5)	$68,000	$50,000	$—	$118,000

(1)

Mr. Miller, Mr. Miller II and Ms. Whitmire served as directors of the Company during 2021 but are excluded from this section as each is an employee of the Company and did not receive additional compensation for their services as members of the Board of Directors during 2021.  Mr. Miller, Mr. Miller II and Ms. Whitmire are three of our named executive officers.

(2)	Reflects annual cash payment to director of $50,000 during 2021, plus attendance fees for one Board meeting at $3,000 and three Board meetings at $5,000 per meeting.
(3)

Reflects annual equity awards of fully-vested shares to director of $50,000 during 2021.  Reflects the grant date fair value of annual Common Stock awards. The fair value of the awards of Common Stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.  At December 31, 2021, the non-employee directors did not hold any unexercised options or unvested stock awards.

(4)	No amounts are indicated for perquisites and other personal benefits as the value provided did not exceed $10,000 for any individual non-employee director
(5)	Member of the Audit, Compensation and Nominating Committees of the Board of Directors.
(6)	The Audit Committee Chair receives an annual cash payment of $20,000 for serving as Audit Committee Chair.

Equity Compensation Plan Information

The following table sets forth aggregate information as of December 31, 2021 about all of the Company’s compensation plans, including individual compensation arrangements, under which the Company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	$—	857,898(1)
Equity compensation plans not approved by security holders	—	$—	—

(1)

Includes shares of Common Stock remaining available for future issuance as of December 31, 2021 under (i) the Company’s 2016 Stock Incentive Plan and (ii) the 2013 Non-Employee Director Stock Plan. An additional 5,988 shares of Common Stock were issued to non-employee directors serving on the Board of Directors as of January 1, 2022 pursuant to the 2013 Non-Employee Director Stock Plan, as amended. The shares issued to non-employee directors during 2022 are not reflected as outstanding in the above table since the information is presented as of December 31, 2021.

ACCOUNTING MATTERS

Audit Committee Report

The Company’s Audit Committee is comprised of four independent members, as required by applicable listing standards of the NYSE. The Audit Committee acts pursuant to a written Charter, which was last amended and restated by the Board of Directors in March 2014. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent registered public accountants, Elliott Davis, LLC is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (PCAOB) and issuing reports with respect to these matters, including expressing an opinion on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accountants. In addition, the Audit Committee has discussed with the Company’s independent registered public accountants the matters required by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accountants is compatible with maintaining such accountants’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s independent registered public accountants are in fact “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Audit Committee
Richard H. Roberts, Chairman
Theodore H. Ashford III
A. Russell Chandler III
Leigh Walton

Independent Registered Public Accountants

General

Elliott Davis, LLC (“Elliott Davis”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021 has been appointed by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.  Representatives of Elliott Davis are expected to be available at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should they desire to do so.

Audit Fees

Elliott Davis billed fees of $329,155 for 2021 and $329,055 for 2020 for professional services rendered for the audit of the Company’s consolidated financial statements included within the Company’s Form 10-K, and reviews of interim consolidated financial statements included within Form 10-Q filings during such periods, and for the audit of the Company’s internal control over financial reporting.

Audit-Related Fees

Elliott Davis billed fees of $1,500 for 2021 and $1,500 for 2020 for assurance and related services related to the performance of the audit and review of financial statements.

Tax Fees

Elliott Davis billed fees of $194,843 for 2021 and $231,400 for 2020 for tax services.

All Other Fees

Elliott Davis did not perform or bill the Company for any other services to the Company during 2021 or 2020.

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors pre-approves all audit and non-audit services performed by the Company’s independent registered public accountant. The Audit Committee specifically approves the annual audit services engagement. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

OTHER MATTERS

Deadline for Shareholder Proposals for 2023 Annual Meeting

Any proposal intended to be presented for action at the 2023 annual meeting of shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 17, 2022 in order for such proposal to be considered for inclusion in the Company’s proxy statement and proxy relating to that meeting. Any such shareholder proposal must meet all the requirements for such inclusion established by the Securities and Exchange Commission in effect at the time.

In addition, any proposal intended to be presented for action at the 2023 annual meeting of shareholders (other than a proposal submitted for inclusion in the Company’s proxy statement and proxy) by any shareholder of the Company must be received by the Secretary of the Company no later than 90 nor more than 120 days before that annual meeting (which deadline is currently expected to be between January 27, 2023 and February 26, 2023) in the case of a nomination for director, and no later than 60 days prior to that annual meeting (which deadline currently is expected to be March 28, 2023) in the case of any other proposal, otherwise such proposal will not be considered at the 2023 annual meeting of shareholders.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 28, 2023.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement. The Company’s executive officers or employees, who will not receive compensation for their services other than their regular salaries, may solicit proxies personally or by telephone. The Company does not anticipate paying any other compensation to any other party for solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

A COPY OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS FOR 2021 IS ENCLOSED WITH THIS PROXY STATEMENT. COPIES OF EXHIBITS FILED WITH THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021 AND OTHER REPORTS OF THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE UPON WRITTEN REQUEST AT NO COST TO THE REQUESTING SHAREHOLDER. REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 8503 HILLTOP DRIVE, OOLTEWAH, TENNESSEE 37363.

MMMMMMMMMMMM Miller Industries, Inc. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 11:59 p.m., Eastern Time, on May 26, 2022. Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/MLR delete QR code and control # o∆r scan the≈ QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/MLR Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q PROPOSAL 2, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED. + 1. Election of Directors. Nominees: For Against Abstain For Against Abstain For Against Abstain 01 - Theodore H. Ashford III 02 - A. Russell Chandler III 03 - William G. Miller 04 - William G. Miller II 05 - Richard H. Roberts 06 - Leigh Walton 07 - Deborah L. Whitmire For Against Abstain 2. To approve, by non-binding advisory vote, the compensation of the Company’s named executive officers. 3. Other Business: For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof. Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians, custodians and attorneys should so indicate when signing. For joint accounts each owner should sign. Corporations should sign their full corporate name by a duly authorized officer. If a partnership, sign in full partnership name as an authorized signatory. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 7 1 A M 5 3 7 7 6 3 03LQQC MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BELOW AND “FOR” Annual Meeting Proxy Card1234 5678 9012 345

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 27, 2022 The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller, William G. Miller II and Frank Madonia, or any of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held at the Hilton Garden Inn Hotel, 879 College Drive, Dalton, Georgia 30720, on Friday, the 27th of May, 2022, at 9:00 a.m., Eastern Time, and at any and all adjournments or postponements thereof as indicated on the reverse side. This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to Computershare Investor Services, LLC, P.O. Box 505000, Louisville, KY, 40233-5000, in the accompanying prepaid envelope. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED. It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 14, 2022 and the Proxy Statement furnished therewith. Change of Address — Please print new address below. + C Non-Voting Items Proxy — Miller Industries, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MLR